[DESCRIPTION]    PROXY RESULTS



TAX-FREE FUND OF COLORADO

Shareholder Meeting Results

The Annual Meeting of Shareholders of Tax-Free Fund of Colorado (the "Fund") was held on June 16, 1999.
The holders of shares representing 69% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

      Trustee                 For                Withheld

      Lacy B. Herrmann        148,125,608.12    1,241,975.62
      Tucker Hart Adams       149,041,793.08    1,170,613.52
      Arthur K. Carlson       149,039,655.92    1,172,750.68
      William M. Cole         149,121,820.20    1,090,586.40
      Anne J. Mills           149,215,717.70      996,688.90
      J. William Weeks        149,235,385.92      977,020.68
      John G. Welles          149,235,385.92      976,385.88

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

               For                  Against        Abstain

             148,057,874.24        439,281.60     1,715,250.76